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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Salton, Inc. (formerly, Salton-Maxim Housewares, Inc., the "Company") No. 333-70169 of our report dated September 3, 1998, appearing in the Annual Report on Form 10-K of the Company for the year ended June 27, 1998, and to the use of our report dated September 3, 1998 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus, which is part of this Registration Statement.





/s/ Deloitte & Touche LLP

Chicago, Illinois
February 1, 1999